RELEASE AGREEMENT
William B. Solomon, Jr. and Ally Financial Inc. have reached the following Release Agreement. In this Release Agreement, "Employee" refers to William B. Solomon, Jr., and "Company" refers to Ally Financial Inc., its shareholders, subsidiaries, affiliates and divisions, predecessors and successors, joint ventures, employee benefit plans, directors, officers, agents, employees, and assigns.
WHEREAS Company and Employee have decided it is in their best interest to terminate their employment relationship according to the terms set forth below, the parties agree as follows:
1.Provided that this signed and notarized document is received by Allyson H. Parker, Executive Director Ally Human Resources, 200 Renaissance Drive, Detroit, MI 48265, no later than May 18, 2016 and not revoked in accordance with Paragraph 17 and provided Employee signs and returns the notarized Re-Acknowledgement appended to this Release Agreement to Allyson H. Parker (or her designate) on or about September 30, 2016, Employee’s termination of employment will be reflected as by “Mutual Consent” effective September 30, 2016 and Employee will receive the other favorable treatment described below in this Paragraph 1.

a)
Effective May 31, 2016, Employee will resign from his position as Group Vice President and General Counsel of Ally Financial Inc., and all related board and management committee positions, and commence a “Transitional Assignment” reporting to the Chief Executive Officer as an advisor to the Company as the Company may request.

b)	Except as required to perform such requested tasks during this Transitional Assignment, Employee will have no obligation to be present in Company’s business offices during the Transitional Assignment.

c)
During the Transitional Assignment, Employee will receive his normal base compensation (i.e., $500,000 annually) plus additional cash compensation equal to $228,750 per month (collectively “Transition Compensation Rate”) and remain eligible for all the benefits to which other active Company employees are eligible and subject to all the terms and conditions of employment to which other active Company employees are subject.

d)
The Transition Compensation Rate notwithstanding, for purposes of calculating any welfare benefits for which Employee may become eligible on or prior to September 30, 2016 (e.g., life insurance, short or long-term disability) Employee’s normal base compensation (i.e., $500,000 annually) will continue to be used.

e)
At the conclusion of the Transitional Assignment (i.e., September 30, 2016), subject to Employee’s satisfying the terms and conditions contained in this Release Agreement, Employee will receive a separation allowance of $500,000, less applicable tax withholdings and any outstanding debts to the Company, including but not limited to any corporate credit card balance, as well as payment for all accrued and unused paid time off (“PTO”) as currently reflected in the Company’s records. Employee will also receive outplacement assistance consistent with the outplacement assistance he would have been eligible for under the Ally Financial Inc. Severance Plan had he received severance benefits under same.

2.Employee agrees that the separation status, compensation, and consideration referred to in Paragraph 1 are more than the Company is required to provide under its normal policies and procedures. Employee agrees to remain actively employed in good standing and meet the specific objectives required of his Transitional Assignment until September 30, 2016. Notwithstanding the above, if Employee wishes to terminate his employment prior to September 30, 2016, he will provide the Company with two (2) weeks advance notice, at which point the Company may agree to a new separation date and pay Employee the Transition Compensation Rate (but no benefits) as if he remained employed through September 30, 2016. If the Company does not agree to the new separation date, which agreement will not be unreasonably withheld, Employee’s separation will be deemed a Voluntarily Resignation effective two (2) weeks from the date of his notice, and Employee will forfeit any right to continued payment of the Transition Compensation Rate or Company benefits under this Release Agreement as of his separation date. Under either scenario, the release language contained in Paragraph 3 will remain in full force and effect.
3.Employee for himself, family, heirs and representatives further agrees that, by entering into this Release Agreement, he releases the Company from all claims or demands he may have based on his employment with the Company, this Release Agreement, or the termination of his employment. This release specifically includes, without limitation, a release of any rights or claims he may have under:

•	the Employee Retirement Income Security Act of 1974, as amended, which regulates employee benefit plans;

•
Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights and Women’s Equity Act of 1991, as amended, and the Equal Pay Act of 1963, as amended, which prohibit discrimination in employment based on race, color, national origin, religion, or sex;

•	the Age Discrimination in Employment Act, which prohibits discrimination based on age;

•	the Rehabilitation Act of 1973, as amended, and the Americans with Disabilities Act, as amended, which prohibit discrimination based on disability;

•	the Family Medical Leave Act, as amended;

•	the Worker Adjustment and Retraining Notification Act (WARN), as amended;

•	the National Labor Relations Act, as amended;

•	state fair employment practices or civil rights laws;

•	the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and Sarbanes-Oxley Act of 2002, as amended, which govern whistleblower claims by financial services employees; and

•	any other federal, state, or local laws, or regulations, or any common law actions relating to employment, or employment discrimination.
This includes, without limitation, any claims for breach of employment contract, either expressed or implied, violation of public policy, breach of implied covenant of good faith and fair dealing, intentional infliction of emotional distress, negligent infliction of emotional distress, fraud, false imprisonment, invasion of privacy, commercial or trade defamation, defamation, slander, libel, tort, and wrongful discharge. This release does not foreclose Employee’s ability to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), however, Employee expressly waives any right or claim to monetary relief in relation to any charge he files should any administrative agency, including but not limited to the EEOC, pursue any claim on his behalf to the maximum extent permitted by law. This release does not include any claims to: (a) vested 401(k) pension benefits; (b) vested deferred compensation such as deferred stock units; (c) unemployment compensation; or (d) enforce the terms of this Release Agreement. This release covers all claims accrued or un-accrued, known or unknown, up to the effective date of this Release Agreement. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company is a party.  Employee promises not to consent to become a member of any class or collective in a case in which claims are asserted against Company that are related in any way to his employment or the termination of his employment with Company. If Employee is made a member of a class in any such proceeding, he will immediately opt out of the class.
4.Employee understands and agrees that he is not eligible for severance benefits under the Ally Financial Inc. Severance Plan - any claim to which Employee expressly waives by signing this Release Agreement. Employee understands and agrees that the termination of his employment by “Mutual Consent” is not a termination for “Cause” as defined under the Ally Financial Inc. 2014 Incentive Compensation Plan (“ICP”), or any predecessor plan, and any RSU and PSU awards for which he may be eligible thereunder as of his separation date are not forfeited or waived by virtue of his signing this Release Agreement and will vest in accordance with the ICP and Employee’s award letter(s). Employee’s termination will also qualify as “Retirement” as that term is used in the ICP given his age and tenure with the Company. It is understood, however, that notwithstanding Employee’s termination for Mutual Consent, Employee will not be eligible for certain IRSUs granted to Employee, the settlement of which were contingent upon Employee’s continued employment beyond September 30, 2016.
5.The Company makes this Release Agreement to avoid the cost of defending against any possible lawsuit or claims. By making this Release Agreement, the Company does not admit that it has done anything wrong.
6.If the Company successfully asserts this Release Agreement as a defense against a future lawsuit or claim of Employee, Employee will pay for all costs incurred by the Company, including reasonable attorney’s fees, in defending against his claim, unless such lawsuit or claim is brought by Employee for purposes of enforcing this Release Agreement.
7.Employee is advised to consult with an attorney before signing this Release Agreement. Employee understands that whether or not he does so is his decision. Employee will have until May 18, 2016 to accept or reject this Release Agreement.
8.For purposes of clarity, Employee understands that, following his September 30, 2016 separation, he has no right to reemployment with Company and any reemployment decision is solely within the Company’s discretion.
9.Employee agrees and acknowledges that, during the course of his employment with the Company, he had access and was privy to information, documents, and materials relating to the Company that are of a confidential or proprietary nature or which constitute or contain trade secrets, privileged information, or matters subject to an attorney-client privilege or which are related work product, the disclosure of which will cause irreparable harm to the Company. As part of this Agreement, Employee affirms his legal duties regarding this information and agrees to return such information which is in his possession or which has been given to others, and agrees that he will not discuss or disclose to any person or entity any trade secret, confidential and/or proprietary information, or matters subject to an attorney-client privilege or which are related work product without the expressed permission of the Company. Nothing in this Agreement prohibits Employee or his attorney from initiating communications directly with, or responding to any inquiry from or providing testimony before, the SEC, FINRA, or any other self-regulatory organization or any other state or federal regulatory authority or responding to any subpoena or other legal process. Employee acknowledges that a breach of this Paragraph 9 will entitle Company to legal and equitable relief.

10.Employee acknowledges that he is able to work and suffers from no disability that would preclude him from doing his regularly assigned job.
11.Employee understands and agrees that the existence and terms of this Release Agreement may be publicly disclosed in accordance with applicable law; provided however, that the negotiations, discussions, and proceedings leading up to this Release Agreement are confidential, and that neither he, nor his attorney, nor any individual acting on his behalf may disclose these matters to any person or entity, except as expressly required by law.
12.Employee agrees to cooperate with the Company and its legal counsel on any matters relating to the conduct of any administrative or judicial litigation, claim, suit, investigation or proceeding involving the Company in connection with any facts or circumstances occurring during his employment with the Company. The Company agrees to cooperate in scheduling such obligations at a mutually agreeable time and place, and will reimburse Employee for all reasonable associated expenses.
13.Employee will retain all rights to be indemnified by the Company pursuant to Company policy in connection with any third-party claims, investigations or proceedings.
14.Employee affirms that, as of the conclusion of the Transitional Assignment, he has returned all Company property, including, but not limited to, computer laptops, cell phones, Company credit and telephone cards, ID cards, building passes, keys and any other item or items that were either issued or purchased by the Company.
15.Employee will be permitted to remove from Ally premises his personal papers and personal electronic files, personal contact lists, files of nonproprietary third-party research and media articles, and personal effects from his office, subject to whatever oversight Ally deems necessary to be confident that such files and effects to not contain Company property or information that is confidential or other classification described in paragraph 9.
16.Employee understands that he has been given a period of at least twenty-one (21) days to review and consider this Release Agreement before signing it. Employee further understands that he may use as much of this period as he wishes prior to signing. In order for this Release Agreement to become effective, Employee must return a signed and notarized original to Allyson H. Parker as per Paragraph 1 no later than May 18, 2016. If executed or returned after that date, Company, in its sole discretion, may declare this Release Agreement null and void.
17.Employee may revoke this Release Agreement within seven (7) days of signing it. Revocation can be made by delivering a written notice to Allyson H. Parker. For this revocation to be effective, written notice must be received by Allyson H. Parker no later than the seventh (7th) day after he signs this Release Agreement. If Employee revokes this Release Agreement, it will not be effective or enforceable and Employee will not receive the benefits described in Paragraph 1.
18.This Agreement will be interpreted in accordance with the laws of Michigan without regard to its conflict of laws provision. For purposes of enforcement of the terms of this Agreement, Employee agrees to submit to the jurisdiction of any federal or state court in Michigan. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, only such provision will be affected, leaving the remainder of this Agreement in full force and effect.
19.This is the entire agreement between Employee and Company with respect to the termination of Employee’s employment with the Company. The Company has made no promises to Employee other than those in this Release Agreement.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS RELEASE AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Accepted:

____________________________________
William B. Solomon, Jr.

____________________________________
Dated

State Of: _____________________

County Of: ___________________

On this ______day of __________________, before me personally came ___________________ to me known to be the person described in and who executed the foregoing Release Agreement and that he duly acknowledged to me that he executed the same.

__________________________________
Notary Public

Accepted:

__________________________________
Allyson H. Parker
Ally Financial Inc.

____________________________________
Dated

Re-Acknowledgement

EMPLOYEE RE-ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY RE-ENTERING INTO IT AS OF THE LAST DATE OF HIS EMPLOYMENT. PLEASE READ THIS RELEASE AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Re-accepted as of September 30, 2016:

____________________________________ ________________________________
William B. Solomon, Jr.                 Dated

State Of:_____________________

County Of: ___________________

On this ______day of __________________, before me personally came ________________ to me known to be the person described in and who executed the foregoing Release Agreement and that he duly acknowledged to me that he executed the same.

__________________________________
Notary Public

Re-Accepted as of September 30, 2016:

__________________________________        _______________________________
Allyson H. Parker                    Dated
Ally Financial Inc.